As filed with the Securities and Exchange Commission on June 30, 2011.

Registration No. 333-172631

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DSW Inc.

(Exact name of registrant as specified in its charter)

Ohio	31-0746639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

810 DSW Drive Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

Retail Ventures, Inc. Second Amended and Restated 2000 Stock Incentive Plan

(Full title of the plan)

William L. Jordan

General Counsel

810 DSW Drive

Columbus, Ohio 43219

(Name and address of agent for service)

(614) 237-7100

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Robert J. Tannous, Esq.

Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, Ohio 43215

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee
Class A Common Shares, without par value	72,830	(3)	(3)	(3)

(1)	The number of shares registered is based on an estimate of the number of DSW class A common shares, without par value (“DSW Class A Common Shares”), issuable under the Retail Ventures, Inc. Second Amended and Restated 2000 Stock Incentive Plan.
(2)	This Registration Statement shall be deemed to cover an indeterminate number of additional shares of DSW Inc. Class A Common Shares as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.
(3)	This Post-Effective Amendment No. 1 covers securities that were originally registered on DSW’s Registration Statement on Form S-4 (File No. 333-172631), as amended. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of such Registration Statement on Form S-4, as amended.

EXPLANATORY NOTE

DSW Inc. (“DSW” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-172631) filed on March 4, 2011, as amended by Pre-Effective Amendment No. 1 filed on April 8, 2011, which was declared effective on April 8, 2011 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to DSW Class A Common Shares, without par value (“DSW Class A Common Shares”), issuable upon the exercise of options and pursuant to other equity awards (the “RVI Equity Awards”) granted pursuant to the terms of the Retail Ventures, Inc. Second Amended and Restated 2000 Stock Incentive Plan (the “RVI Plan”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment No. 1.

On May 26, 2011, DSW and Retail Ventures, Inc., an Ohio corporation (“RVI”), consummated the merger (the “Merger”) of RVI with and into DSW MS LLC, an Ohio limited liability company and wholly owned subsidiary of DSW (“Merger Sub”), with Merger Sub surviving the Merger as provided by the Agreement and Plan of Merger, dated as February 8, 2011, as amended (the “Merger Agreement”), by and among DSW, RVI and Merger Sub. RVI’s common shares, without par value (the “RVI Common Shares”) are no longer outstanding, and RVI Common Shares only represent the right to receive the consideration described in the Merger Agreement. At the effective time of the Merger, each outstanding RVI Equity Award, whether vested or unvested, converted into corresponding options or other equity awards, as the case may be, with respect to DSW Class A Common Shares. This Registration Statement has been filed for the purpose of registering 72,830 DSW Class A Common Shares issuable upon the exercise or vesting, as the case may be, of RVI Equity Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the plans pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have previously been filed by the Registrant and RVI (which was merged into Merger Sub in the Merger), as specified, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

DSW, Inc. (the Registrant) – File No. 001-032545

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 (filed on March 22, 2011) (File No. 001-32545).

2. The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2011 (filed on May 25, 2011) (File No. 001-32545).

3. The Registrant’s Current Reports on Form 8-K, dated and filed (unless otherwise noted) on February 8, 2011, as amended on February 25, 2011, March 15, 2011, May 19, 2011 (filed May 20, 2011), and May 25, 2011 (filed May 26, 2011), other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items.

4. The description of the Registrant’s Common Shares that is contained in the Registrant’s registration statement on Form 8-A filed with the Commission on June 23, 2005 (File No. 001-32545) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Retail Ventures, Inc. (RVI) – File No. 001-10767

1. RVI’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 (filed on March 28, 2011) (File No. 001-10767), as amended on May 20, 2011.

2. RVI’s Current Reports on Form 8-K, dated and filed (unless otherwise noted) on February 7, 2011 (filed February 8, 2011), as amended on February 25, 2011, April 28, 2011, May 19, 2011 (filed May 20, 2011), and May 25, 2011 (filed May 26, 2011), as amended on May 27, 2011, other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Ohio Law

Pursuant to section 1701.13(E) of the Ohio Revised Code, an Ohio corporation is permitted to indemnify directors, officers and other persons under certain circumstances. In some circumstances, an Ohio corporation is required to indemnify directors and officers.

An Ohio corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.

If a director or officer is not successful in an action brought against the director or officer, he or she still may be indemnified under certain circumstances. In actions brought against a director or officer by any person (other than the corporation or on behalf of the corporation), the defendant director or officer may be indemnified for expenses, judgments, fines and amounts paid in settlement if it is determined that the defendant was acting in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. The determination of whether to indemnify an unsuccessful director or officer may be made by any of the following: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel; (iii) the shareholders; or (iv) a court of competent jurisdiction.

If a director or officer is not successful in an action brought by or on behalf of the corporation against the director or officer, the defendant director or officer may be indemnified only for expenses if it is determined that the defendant was acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. In an action brought by or on behalf of the corporation, if the director or officer is adjudged to be liable for negligence or misconduct, no indemnification for expenses is permitted unless authorized by court order. Similarly, if a director is not successful in an action brought by or on behalf of the corporation against a director where the only liability asserted is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, no indemnification for expenses is permitted under the statute.

Unless otherwise provided in the articles or regulations of a corporation and unless the only liability asserted against a director is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, directors (but not any other person) are entitled to mandatory advancement of expenses incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.

Pursuant to Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation.

The statutory right of indemnification is not exclusive in Ohio, and a corporation may, among other things, grant rights to indemnification under the corporation’s articles, code of regulation or agreements. Ohio corporations are also specifically authorized to procure insurance against any liability that may be asserted against directors and officers, whether or not the corporation would have the power to indemnify such officials.

Code of Regulations

Article Five of the registrant’s amended and restated code of regulations contains certain indemnification provisions adopted pursuant to authority contained in section 1701.13(E) of the Ohio Revised Code.

The registrant’s amended and restated code of regulations provides for the indemnification of every person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, partner, member or manager, of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any proceeding, if he or she acted in good faith and in a manner in which he or she reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, he or she did not have reasonable cause to believe that his or her conduct was unlawful.

In addition, the registrant’s amended and restated code of regulations provides that the registrant will not provide indemnification for any person (i) in such person’s capacity as a director of the registrant in respect of any claim, issue or matter asserted in a proceeding by or in the right of the corporation as to which such person will have been adjudged liable to the registrant for an act or omission undertaken by such person with deliberate intent to cause injury to the corporation or with reckless disregard for the registrant’s best interests, (ii) in such person’s capacity other than that of a director of the registrant in respect of any claim, issue or matter asserted in a proceeding by or in light of the registrant as to which the indemnitee will have been adjudged to be liable to the corporation for negligence or misconduct, or (iii) in any proceeding by or in the right of the corporation in which the only liability asserted relates to the authorization of unlawful loans, dividends, distributions or repurchase of the registrant’s own shares, absent a court order.

Indemnification Agreements

The registrant has entered into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, the registrant has agreed to indemnify an indemnitee to the greatest extent permitted by Ohio law as set forth above and in its code of regulations. Notwithstanding the foregoing, an indemnitee will not be entitled to indemnification under the indemnification agreement:

•

with respect to any claim brought or made by an indemnitee in a proceeding, unless the bringing or making of such claim has been approved or ratified by the board of directors; provided, however, that the foregoing does not apply to any claim brought or made by an indemnitee to enforce a right of an indemnitee under the indemnification agreement;

•

for expenses incurred by an indemnitee with respect to any action instituted by or in the name of the registrant against the indemnitee, if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that each of the material defenses asserted by such indemnitee was made in bad faith or was frivolous;

•	for expenses and other liabilities arising from the purchase and sale by an indemnitee of securities in violation of section 16(b) of the Exchange Act or any similar state or successor statute; and

•

for expenses and other liabilities if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that the registrant is prohibited by applicable law from making such indemnification payment or that such indemnification payment is otherwise unlawful.

Insurance

In addition, the registrant provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4(a)		Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the DSW Inc. Form 8-K filed on May 26, 2011).

4(b)		Amended and Restated Code of Regulations (incorporated by reference to Exhibit 3.2 to the DSW Inc. Form 10-K filed on April 13, 2006).

5	*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)	*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 incorporated herein by reference).

23(b)	*	Consent of Deloitte & Touche LLP related to DSW Inc.

23(c)	*	Consent of Deloitte & Touche LLP related to Retail Ventures, Inc.

24		Power of Attorney (incorporated by reference to Exhibit 24.1 to the Form S-4 Registration Statement filed on March 4, 2011).

99		Retail Ventures, Inc. Second Amended and Restated 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”). Incorporated by reference to Exhibit 10.95 to Form 10-K (file no. 1-10767) filed on April 30, 2009).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of DSW’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 30, 2011.

DSW Inc.

By:	/s/ William L. Jordan
William L. Jordan
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Michael R. MacDonald	President Chief Executive Officer and Director	June 30, 2011
Michael R. MacDonald	(Principal Executive Officer)

/s/ Douglas J. Probst	Executive Vice President and Chief	June 30, 2011
Douglas J. Probst	Financial Officer (Principal Financial Officer and Accounting Officer)

*/s/ Jay L. Schottenstein	Chairman of the Board and Director	June 30, 2011
Jay L. Schottenstein

Director
Henry A. Aaron

*/s/ Elaine J. Eisenman	Director	June 30, 2011
Elaine J. Eisenman

*/s/ Carolee Friedlander	Director	June 30, 2011
Carolee Friedlander

*/s/ Joanna T. Lau	Director	June 30, 2011
Joanna T. Lau

*/s/ Roger S. Markfield	Director	June 30, 2011
Roger S. Markfield

*/s/ Philip B. Miller	Director	June 30, 2011
Philip B. Miller

*/s/ James D. Robbins	Director	June 30, 2011
James D. Robbins

*/s/ Harvey L. Sonnenberg	Director	June 30, 2011
Harvey L. Sonnenberg

*/s/ Allan J. Tanenbaum	Director	June 30, 2011
Allan J. Tanenbaum

*By:	/s/ Douglas J. Probst
Douglas J. Probst, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Exhibit Description

4(a)		Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the DSW Inc. Form 8-K filed on May 26, 2011).

4(b)		Amended and Restated Code of Regulations (incorporated by reference to Exhibit 3.2 to the DSW Inc. Form 10-K filed on April 13, 2006).

5	*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)	*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 incorporated herein by reference).

23(b)	*	Consent of Deloitte & Touche LLP related to DSW Inc.

23(c)	*	Consent of Deloitte & Touche LLP related to Retail Ventures, Inc.

24		Power of Attorney (incorporated by reference to Exhibit 24.1 to the Form S-4 Registration Statement filed on March 4, 2011).

99		Retail Ventures, Inc. Second Amended and Restated 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”). Incorporated by reference to Exhibit 10.95 to Form 10-K (file no. 1-10767) filed on April 30, 2009).

*	Filed herewith.